ADT LIMITED
Exhibit 11.1

Computation of Earnings per Common Share


Year ended December 31                          1996        1995        1994
                                                  $m          $m          $m

Net (loss) income available to common
   shareholders - primary and fully diluted
   (loss) earnings per common share           (695.4)       20.9        66.0
                                            =========== =========== ===========

Year ended December 31                          1996        1995        1994
                                              Number      Number      Number

Weighted average number of common
   shares in issue                          137,114,415 135,362,172 133,645,302
Weighted average number of common stock
   equivalents in issue resulting from:
   - Executive share option schemes                   -   2,919,596   1,603,887
   - Non-voting exchangeable shares                   -       1,690     899,172
                                            ----------- ----------- -----------

Weighted average number of common shares
   in issue as used in the computation
   of primary (loss) earnings per
   common share                             137,114,415 138,283,458 136,148,361
Executive share option schemes                        -     662,110     279,204
                                            ----------- ----------- -----------

Weighted average number of common shares
   in issue as used in the computation
   of fully diluted earnings
   per common share                         137,114,415 138,945,568 136,427,565
                                            =========== =========== ===========


Year ended December 31                          1996        1995        1994
                                                   $           $           $

Primary (loss) earnings per common share -
   net income                                  (5.07)       0.15        0.48
                                            =========== =========== ===========

Fully diluted earnings per common share -
   net income                                      -        0.15        0.48
                                            =========== =========== ===========

Notes

(i) A certain number of common stock equivalents resulting from the assumed exercise of executive share options are anti-dilutive in the calculation of primary and fully diluted (loss) earnings per common share in all years presented. The effect on primary loss per common share resulting from the assumed exercise of the warrant granted to Republic, which vested in September 1996, is anti-dilutive in 1996. The number of common stock equivalents resulting from the assumed exercise of warrants are anti-dilutive in the calculation of primary
        and fully diluted earnings per common share in 1994.   All warrants
        not converted into common shares at June 30, 1994 lapsed in accordance with the terms of the warrant issue.

(ii) The effect on fully diluted earnings per common share resulting from the assumed exchange of Liquid Yield Option Notes, which were issued in July 1995, is anti-dilutive in 1996 and 1995. The effect on fully diluted earnings per common share resulting from the assumed conversion of convertible capital bonds is anti-dilutive in all years presented. The effect on fully diluted earnings per common share resulting from the assumed conversion of convertible redeemable preference shares is anti-dilutive in all years presented.